Exhibit 99.2

Press Release

RELM WIRELESS RECEIVES $2.0 MILLION IN ORDERS

Thursday October 7, 9:00 am ET

WEST MELBOURNE, Fla., Oct. 7, 2004 -- RELM Wireless Corporation (OTC Bulletin Board: RELM - News) announced today the receipt of orders from federal and state government agencies totaling approximately $2.0 million during the last month of the third quarter 2004. The orders were primarily for new high-specification RELM BK Radio “P25” digital equipment, including the new flagship DPH digital portable handheld radio, termed the “First Affordable Digital” for public safety, homeland security and government agencies. Deliveries are scheduled for the fourth quarter of 2004.

Driving accelerated growth in the domestic market for land mobile radio (LMR) equipment, government and public safety radio users nationwide are now migrating to new digital radio systems that are in compliance with the public safety technical standard known as APCO Project 25 (P25), according to RELM President and CEO David Storey. Of key importance in such areas as homeland security and public safety, a primary requirement of P25 is interoperability among compliant equipment, regardless of the manufacturer. Thus the RELM BK Radio DPH is interoperable and can be used with other manufacturers’ equipment that is also P25-compliant. RELM is one of very few manufacturers offering technology that meets demanding APCO Project 25 specifications.

“What is happening here is that more government, public safety and homeland security agency decision-makers are discovering, and buying, the unique and extraordinary value of our P25 solution,” observed David Storey. “Our RELM BK Radio DPH portable radio offers exceptional performance, especially in terms of longer battery life, extreme audio clarity and rugged durability, all at a much lower cost than competitors’ comparable P25 equipment. That combination is proving to be very appealing to agencies operating under tight budget constraints, yet in an increasingly sophisticated and security-conscious environment.

“We believe our timing and product development strategy will enable us to increase our participation in the leading edge of the P25 migration,” Storey continued. “The latest orders again demonstrate that the number of new agencies choosing our RELM BK Radio DPH digital portable radio continues to grow and expand since its introduction just last year. With new additional P25 products and capabilities emerging in the coming months, we look forward to building on our momentum.”

For more than 55 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM and Uniden PRC brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: substantial losses incurred by the Company prior to 2003; reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

———————————————

Source: RELM Wireless Corporation